Mitek Systems, Inc.
Employee Stock Purchase Plan
(approved by the Board of Directors on January 23, 2018 (the “Effective Date”))

1.	Purpose.
The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	Definitions.
(a)    “Board” shall mean the Board of Directors of the Company.
(b)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(c)    “Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.
(d)    “Company” shall mean Mitek Systems, Inc., a Delaware corporation.
(e)    “Compensation” shall mean an Employee’s base straight time gross earnings, commissions (to the extent such commissions are an integral, recurring part of compensation) and payments for overtime, but exclusive of payments for bonus compensation, equity compensation and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
(f)    “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.
(g)    “Employee” shall mean any individual who is an employee of the Company or any Designated Subsidiary for purposes of tax withholding under the Code (or other applicable law in the case of non-U.S. employees) whose customary employment with the Company or any Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave.
(h)    “Exercise Date” shall mean the date one day prior to the date six (6) months, twelve (12) months, eighteen (18) months or twenty-four (24) months after the Offering Date of each Offering Period, provided that the Exercise Dates for the first Offering Period under the Plan shall be on such dates as if the Offering Date had been February 14, 2018, and provided further that if an Exercise Date would otherwise occur on a day which is not a Trading Day, such Exercise Date shall be the last Trading Day occurring prior to such day. Notwithstanding the foregoing, no Exercise Date for an Offering Period shall be scheduled beyond the expiration of an Offering Period.
(i)    “Exercise Period” shall mean a period commencing on an Offering Date or on the day after an Exercise Date and terminating one (1) day prior to the date six (6) months later, provided that the first Exercise Period of the first Offering Period shall terminate on August 15, 2018.
(j)    “Offering Period” shall mean a period of twenty-four (24) months (or such shorter period as determined by the Administrator) consisting of up to four (4) six-month Exercise Periods during which purchase rights granted pursuant to the Plan may be exercised, provided that the first Offering Period under the Plan shall commence on March 16, 2018 and terminate on February 14, 2020, or such earlier date as is determined by the Administrator.
(k)    “Offering Date” shall mean the first day of each Offering Period of the Plan.
(l)    “Plan” shall mean this Employee Stock Purchase Plan, as amended.

(m)    “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.
(n)    “Trading Day” shall mean a day on which national stock exchanges and the National Association of Securities Dealers Automated Quotation (NASDAQ) System are open for trading.

3.	Eligibility.
(a)    Any Employee as defined in Section 2 who shall be employed by the Company or a Designated Subsidiary on the Offering Date of an Offering Period shall be eligible to participate in the Plan, subject to limitations imposed by Section 423(b) of the Code.
(b)    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted a purchase right under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options (including purchase rights granted under the Plan) to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

4.	Offering Periods.
(a)    The Plan shall be implemented by consecutive, and overlapping twenty-four (24) month (or such shorter period as determined by the Administrator) Offering Periods (provided, however, if the duration of an Offering Period is less than 12 months, Offering Periods shall be consecutive but not overlapping) with a new Offering Period commencing on the first Trading Day occurring on or after February 14 and August 15 of each year (or on such other day as the Administrator may determine), but with the first Offering Period commencing on March 16, 2018 and terminating on February 14, 2020 (or such earlier date as may be determined by the Administrator). Subject to the requirements of Section 20, the Administrator shall have the power to change the duration of Offering Periods and the duration of Exercise Periods within Offering Periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected; provided, however, that no Offering Period shall have a duration of more than twenty-seven (27) months.
(b)    The Administrator shall have the power, in its discretion, to establish separate, simultaneous or overlapping Offering Periods having different terms and conditions and to designate the Subsidiary(ies) that may participate in a particular Offering Period, provided that each Offering Period shall individually comply with the terms of the Plan and the requirements of Section 423(b)(5) of the Code that all participants granted a purchase right pursuant to such Offering Period shall have the same rights and privileges within the meaning of such section. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Administrator shall have the power, in its discretion, to grant purchase rights in an Offering Period to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of purchase rights granted under the same Offering Period to Employees resident in the United States.

5.	Participation.
(a)    An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions on a form provided by the Company and filing it with the Company’s payroll office on or before the Offering Date of the applicable Offering Period, unless an earlier time for filing the subscription agreement is set by the Administrator for all eligible Employees with respect to a given offering. For the avoidance of doubt, a subscription agreement may be in electronic form.
(b)    Payroll deductions for a participant shall commence on the first payroll following the Offering Date and shall end on the last Exercise Date of the Offering Period to which such authorization is applicable, unless sooner terminated as provided in Section 11.

6.	Payroll Deductions.
(a)    At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding fifteen percent (15%) or less than one percent (1%) of his or her Compensation.
(b)    All payroll deductions made by a participant shall be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account.
(c)    A participant may discontinue his or her participation in the Plan as provided in Section 11, or may decrease the rate or amount of his or her payroll deductions during the Offering Period (within the limitations of Section 6(a)) by completing and filing with the Company a new subscription agreement authorizing a change in the rate or amount of payroll deductions; provided, however, that a participant may not decrease the rate or amount of his or her payroll deductions more than once in any month in any Exercise Period. The change in rate shall be effective fifteen (15) business days following the Company’s receipt of the new authorization or after such shorter period as may be permitted by the Company. Subject to the limitations of Section 6(a), a participant’s subscription agreement shall remain in effect for successive Offering Periods unless revised as provided herein or terminated as provided in Section 11.
(d)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s payroll deductions may be decreased to 0% at such time during any Exercise Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Exercise Period and any other Exercise Period ending within the same calendar year equal $25,000. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Exercise Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 11.
(e)    At the time the purchase right is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the purchase right or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7.	Grant of Purchase Right.
(a)    On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted a purchase right to purchase on each Exercise Date during such Offering Period (at the per share purchase price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date or (ii) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Exercise Date; provided, however, that the maximum number of shares of Common Stock an Employee may purchase on each Exercise Date shall be 2,000 shares (the “Share Limit”), and provided further that such purchase shall be subject to the limitations set forth in Section 3(b) and 13 hereof. Exercise of each purchase right during the Offering Period shall occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 11, and each purchase right shall expire at midnight on the last day of the applicable Exercise Period. Fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 7(b) herein
(b)    The purchase price per share of the shares offered in a given Exercise Period shall be the lower of: (i) 85% of the fair market value of a share of the Common Stock of the Company on the Offering Date; or (ii) 85% of the fair market value of a share of the Common Stock of the Company on the Exercise Date. The fair market value of the Company’s Common Stock on a given date shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per share shall be the closing price of the Common Stock for such date, as reported by the NASDAQ Stock Market, or, in the event the Common Stock is listed on another stock exchange constituting the primary market for the Common Stock, the fair market value per share shall be the closing price on such exchange on such date, as reported in The Wall Street Journal. In the event the applicable date occurs on a day which is not a Trading Day, the fair market value shall be based on the closing price on the preceding Trading Day.

8.	Exercise of Purchase Right.
During a participant’s lifetime, a participant’s right to purchase shares hereunder is exercisable only by him or her. Unless a participant withdraws from the Plan as provided in Section 11, hereof, his or her purchase right shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the purchase right shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased. Any payroll deductions which remain in a participant’s account after the individual has purchased on an Exercise Date the maximum number of shares allowable under Section 7 hereof, shall be returned to the participant. Notwithstanding the foregoing, if the payroll deductions remaining in a participant’s account following an Exercise Date are in an amount which was not sufficient to purchase an additional full share (and the applicable participant did not purchase the maximum number of shares allowable under Section 7 hereof on the Exercise Date), then such amount shall be retained in the participant’s account to be applied during the same or the subsequent Offering Period.

9.	Delivery.
As promptly as practicable after the Exercise Date of each Exercise Period, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her purchase right.

10.	Automatic Transfer to Low Price Offering Period.
In the event that the fair market value of the Company’s Common Stock is lower on an Exercise Date of an Offering Period (other than the last Exercise Date thereof) than it was on the Offering Date for that Offering Period, all Employees participating in such Offering Period on the Exercise Date shall be deemed to have withdrawn from the Offering Period immediately after the exercise of their purchase right on such Exercise Date and to have enrolled as participants in a new Offering Period which begins on or about the day following such Exercise Date.

11.	Withdrawal; Termination of Employment.
(a)    A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her purchase rights under the Plan at any time on fifteen (15) business days’ notice (or such shorter notice as the Company may permit) by giving written notice to the Company pursuant to a form to be provided by the Company, which such form may be electronic. All of the participant’s payroll deductions credited to his or her account will be paid to such participant as promptly as practicable after receipt of notice of withdrawal and such participant’s remaining purchase rights for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.
(b)    Upon a participant’s ceasing to be an Employee prior to an Exercise Date for any reason, including retirement or death, or upon termination of a participant’s employment relationship (as described in Section 2(g)), the payroll deductions credited to such participant’s account during the Exercise Period but not yet used to exercise a purchase right will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant’s remaining purchase rights will be automatically terminated.
(c)    In the event an Employee fails to remain an Employee of the Company or a Designated Subsidiary for at least twenty (20) hours per week during an Offering Period in which the Employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his or her account will be returned to such participant and such participant’s remaining purchase rights terminated.
(d)    A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

12.	Interest.
No interest shall accrue on the payroll deductions of a participant in the Plan.

13.	Stock.
(a)    The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 1,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 19. If on a given Exercise Date the number of shares with respect to which purchase rights are to be exercised exceeds the number of shares then available under the Plan (after deduction of all shares for which purchase rights have previously been exercised), the Company shall make a pro rata allocation to the participants on such Exercise Date of the shares remaining available in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the purchase right to each Employee affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.
(b)    The participant will have no interest or voting right in shares covered by his or her purchase rights until the applicable purchase right has been exercised.
(c)    Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

14.	Administration.
(a)    Administrative Body. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board (such administrating body, the “Administrator”). The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator, to the fullest extent permitted by law, shall be final and binding upon all parties.
(b)    Rule 16b-3 Limitations. Notwithstanding the provisions of Subsection (a) of this Section 14, in the event that Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision (“Rule 16b-3”) provides specific requirements for the administrators of plans of this type, the Plan shall be only administered by such a body and in such a manner as shall comply with the applicable requirements of Rule 16b-3.

15.	Designation of Beneficiary.
(a)    Subject to compliance with local law and procedures, a participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Exercise Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to an Exercise Date.
(b)    Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant or as otherwise required by applicable law.

16.	Transferability.
Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of a purchase right or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 11.

17.	Use of Funds.
All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.	Reports.
Individual bookkeeping accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees annually, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

19.	Adjustments Upon Changes in Capitalization.
Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each purchase right under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under purchase rights (collectively, the “Reserves”) as well as the price per share of Common Stock covered by each purchase right under the Plan which has not yet been exercised, and the Share Limit shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to a purchase right.
(a)    In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each purchase right under the Plan shall be assumed or an equivalent purchase right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Administrator shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his or her purchase right has been changed to the New Exercise Date and that his or her purchase right will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 11. For purposes of this Section, a purchase right granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger the purchase right confers the right to purchase, for each share of stock subject to the purchase right immediately prior to the sale of assets or merger the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the purchase right to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets or merger.

(b)    The Administrator may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, the Share Limit, and the price per share of Common Stock covered by each outstanding purchase right, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

20.	Amendment or Termination.
(a)    The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19, no such termination can affect purchase rights previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if Administrator determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19, no amendment may make any change in any purchase right theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as required.
(b)    Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

21.	Notices.
All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.	Conditions Upon Issuance of Shares.
Shares shall not be issued with respect to a purchase right unless the exercise of such purchase right and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

23.	Term of Plan.
The Plan shall continue in effect until the tenth anniversary of the Effective Date unless sooner terminated under Section 20.